FORM 8-K

                              SECURITIES AND EXCHANGE COMMISSION

                                 Washington, D.C.  20549

                         CURRENT REPORT UNDER SECTION 13 OR 15(d)
                          OF THE SECURITIES EXCHANGE ACT OF 1934



              Date of Report (Date of earliest event reported) May 12, 1994



                               KASH N' KARRY FOOD STORES, INC.
                      (Exact name of registrant as specified in charter)



                             Commission File No. 33-25621

                      Delaware                        95-4161591
            (State of incorporation)      (IRS employer identification number)




                           6422 Harney Road, Tampa, Florida 33610
                   (Address of registrant's principal executive offices)


                                       (813) 621-0200
                    (Registrant's telephone number, including area code)

               On May 11, 1994, Kash n' Karry Food Stores, Inc. (the "Company") executed an engagement letter with Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") pursuant to which DLJ will act as financial advisor to the Company in connection with a proposed capital restructuring. On May 12, 1994, representatives of the Company and DLJ met with certain holders of the Company's outstanding Senior Floating Rate Notes due 1996, 12 3/8% Senior Notes due 1999 and 14% Subordinated Debentures due 2001 to discuss the Company's current financial condition and recent operating trends.

               The Company reported that its previously announced engagement of Morgan Stanley & Co. Incorporated to assist in its capital raising efforts had not proceeded to a satisfactory conclusion and that it had been unable to refinance the approximately $30 million of new store costs advanced through its revolving credit facility. As previously reported, the Company has not commenced any further new store construction. The Company estimates that its fiscal year 1994 capital expenditures will total $15 million as compared to $37.7 million during fiscal year 1993. The Company expects that, for the third quarter ended May 1, 1994, it will report sales of approximately $279.8 million and operating cash flow (earnings before interest, taxes, depreciation and amortization and store closing and other costs) of approximately $14.3 million, as compared to sales of $287.0 million and operating cash flow of $17.7 million for the comparable period during fiscal 1993.
          For the full fiscal year ending July 31, 1994, the Company estimates that it will report revenues of approximately $1.07 billion and operating cash flow of approximately $42.4 million, as compared to sales of $1.09 billion and operating cash flow of $54.8 million reported for fiscal 1993. The Company attributed the actual and anticipated decline in sales to the closing of 17 stores over the past 12 months; third quarter sales on a comparable store basis increased approximately 1.5%. The Company attributed much of the actual and anticipated unfavorable operating cash flow variance to its foregoing favorable inventory acquisition opportunities due to its reduced working capital availability. While the Company believes the reported estimates are reasonable, all projections are subject to a number of uncertainties. The Company does not intend to furnish updated estimates.

               In light of the foregoing, the Company proposed a restructuring of the capital structure of the Company pursuant to which the maturity of the Senior Floating Rate Notes would be extended from 1996 to 2004; the maturity of the Senior Notes would be extended from 1999 to 2004 and the interest rate would be reduced from 12 3/8% to 9%; and the Company's outstanding indebtedness represented by the Subordinated Debentures would be exchanged for approximately 84.6% of the outstanding common stock of the Company. The holders of the existing preferred and common stock of the Company, in exchange for their interests, will receive a warrant to acquire an aggregate of 5% of the common stock of the Company under certain circumstances. One existing holder, Green Equity Investors, L.P., would invest an additional $10 million in cash in exchange for approximately 15.4% of the outstanding common stock of the Company. Other existing obligations of the Company, including trade debt, mortgage debt and capitalized lease obligations, would be unaffected.

               There can be no assurance that the proposal as presented will be agreed to by the Company's creditors.

                                           SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          KASH N' KARRY FOOD STORES, INC.



          Date:  May 12, 1994             /s/ Richard D. Coleman
                                          -----------------------------------
                                          Richard D. Coleman
                                          Vice President, Controller
                                            and Secretary